Exhibit 10.50
Non-Employee Director Compensation Policy of GTx, Inc.
Effective Date: 2/18/2011
I. Purpose
This Policy sets forth guidelines pertaining to compensation for non-employee Directors of the GTx, Inc. Board of Directors (“Board”).
II. Scope
This Policy applies to all non-employee members of the Board and is not applicable to employee members of the Board. This Policy shall remain in effect until it is revised or rescinded by further action of the Board.
III. Policy Statements
The Board sets non-employee Directors’ compensation at the recommendation of the Nominating and Corporate Governance Committee and the Compensation Committee. Compensation for non-employee Directors is comprised of a mix of cash and equity-based compensation.
Periodically, at the direction of the Nominating and Corporate Governance Committee, the Company provides information from independent consultants and/or data management sources relating to Board compensation paid by companies comparable to the Company within the biotech and pharmaceutical industries. The Nominating and Corporate Governance Committee uses this information in making its recommendations to the Compensation Committee regarding any modifications to Board compensation. The Compensation Committee considers the information and recommendations provided by the Nominating and Corporate Governance Committee and makes its recommendations to the Board. The Board then sets the Directors’ compensation taking into account the recommendations from the Committees. Cash compensation payments and equity awards shall be paid or be made, as applicable, automatically and without further action of the Board, unless such non-employee Director declines to receive such compensation or awards by written notice to the Company.
A. Cash Compensation
Annual Retainer
Each non-employee Director shall be eligible to receive an annual retainer of $25,000, except the Chairman of the Audit Committee who shall receive an annual retainer of $35,000 for services on the Board. The annual retainer will be paid in quarterly installments, on or about the first day of each quarterly period.
Meeting Stipends
Each non-employee Director shall receive a stipend of $2,000 for every regularly scheduled (or special) meeting of the Board and its committees physically attended by such Director and a $750 stipend for each telephonic meeting in which the Director participated, payable after the end of each calendar quarter.

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Expense Reimbursement
The Company shall reimburse a non-employee Director for all of his or her reasonable expenses incurred to attend meetings of the Board or its committees. Any travel expenses shall be reimbursed in accordance with the Company’s standard travel policy. The travel expenses will be reimbursed within thirty (30) days after receipt by the Company of an invoice together with originals or copies of receipts showing the payment of such expenses.
B. Directors’ Deferred Compensation
Each non-employee Director has the opportunity to defer all or a portion of his or her cash compensation under the Company’s Directors’ Deferred Compensation Plan. Deferrals can be made into a cash account, a stock unit account, or a combination of both. All distributions under the Directors’ Deferred Compensation Plan will be made in the form of a single lump sum in cash (for amounts credited to cash accounts) or in shares of GTx common stock (for amounts credited to stock unit accounts), except that any fractional shares of GTx common stock will be distributed in cash valued at the then current fair market value of GTx common stock, all of which is more particularly set forth in the Directors’ Deferred Compensation Plan.
C. Equity-Based Compensation
The Company’s 2004 Non-Employee Directors’ Stock Option Plan, as amended, provides for the automatic grant of initial and annual nonstatutory stock options to GTx’s non-employee Directors who do not own more than ten percent of the combined voting power of GTx’s then outstanding securities.
Initial Award
Pursuant to the 2004 Non-Employee Directors’ Stock Option Plan, as amended, any individual who first becomes a non-employee Director automatically is granted an option to purchase shares of GTx common stock. The number of shares subject to each of these initial option grants is 15,000 shares, provided that the number of options may be increased or decreased by the Board in its sole discretion.
Annual Awards
Any individual who is serving as a non-employee Director on the day following an annual meeting of GTx’s stockholders automatically will be granted an option to purchase shares of common stock on that date; provided, however, that if the individual has not been serving as a non-employee director for the entire period since the preceding annual meeting, the number of shares subject to such individual’s annual grant will be reduced pro rata for each full month prior to the date of grant during which such individual did not serve as a non-employee Director. The number of shares subject to each annual option grant is 15,000 shares, provided that the number of options may be increased or decreased by the Board in its sole discretion.
Provisions Applicable to All Non-Employee Director Awards
The exercise price per share for the options granted under the 2004 Non-Employee Directors’ Stock Option Plan, as amended, is not less than the fair market value of the Company’s common stock on the date of grant. The options which are the subject of an initial grant and an annual grant will vest in a series of three successive equal annual installments measured from the date of grant, so that each initial grant of options and each annual grant will be fully vested three years after the date of grant.
In the event of specified corporate transactions, as defined in the 2004 Non-Employee Directors’ Stock Option Plan, as amended, all outstanding options under the 2004 Non-Employee Directors’ Stock Option Plan, as amended, may be assumed or substituted for by any surviving or acquiring entity. If the surviving or acquiring entity elects not to assume or substitute for such options, then (a) with respect to any such options that are held by optionees then performing services for GTx or its affiliates, the vesting and exercise of such options will be accelerated in full and such options will be terminated if not exercised prior to the effective date of the corporate transaction, and (b) all other outstanding options will terminate if not exercised prior to the effective date of the corporate transaction.

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If a specified “change of control” transaction occurs, as defined in the 2004 Non-Employee Directors’ Stock Option Plan, as amended, then the vesting and exercise of the optionee’s options will be accelerated in full immediately prior to (and contingent upon) the effectiveness of the transaction. If an optionee is required to resign his or her position as a non-employee Director as a condition of the transaction, the vesting and exercise of the optionee’s options will be accelerated in full immediately prior to the effectiveness of such resignation.
IV. Related Documents / Information

A. Directors’ Deferred Compensation Plan

B. 2004 Non-Employee Directors’ Stock Option Plan (Amended)

C. Finance Policy, Business Travel and Expense
V. Policy Owner

For assistance with interpretation regarding this policy, or any questions relating to this policy, contact:
Henry P. Doggrell
VP, General Counsel
(901) 507-6916
hdoggrell@gtxinc.com
VI. Revision History

Original Policy — Effective 1/1/2009
(Adopted by the GTx, Inc. Compensation Committee of the Board of Directors on 11/4/2008)
VII. Approval
The signature below indicates that this policy has been approved by the Finance Department as of the approval date set forth below.

/s/ Henry P. Doggrell	February 28, 2011

Henry P. Doggrell	Date
Vice President, General Counsel